[LETTERHEAD OF MULDOON MURPHY & AGUGGIA LLP]

May 14, 2007

Board of Directors
Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

Ladies and Gentlemen:

          We have acted as special counsel to Beneficial Mutual Bancorp, Inc., a federal corporation (“Beneficial Mutual Bancorp”), in connection with the proposed merger (the “Merger”) of FMS Financial Corporation (“FMS Financial”), a New Jersey corporation and the holding company for Farmers & Mechanics Bank (“Farmers & Mechanics”), a federal savings bank, with and into Beneficial Mutual Bancorp, pursuant to an Agreement and Plan of Merger, dated as of October 12, 2006, by and between Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Mutual Savings Bank and FMS Financial and Farmers & Mechanics (the “Merger Agreement”). The Merger Agreement provides for the merger of FMS Financial with and into Beneficial Mutual Bancorp, with Beneficial Mutual Bancorp as the surviving entity. In connection with the merger, shares of FMS Financial will be converted into the right to receive, at the election of the stockholder, $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock or a combination of both. Subject to certain adjustments set forth in the Merger Agreement, no more than 42.5 percent of the FMS Financial shares may be converted into cash and 57.5 percent of the FMS Financial shares must be exchanged for Beneficial Mutual Bancorp common stock. At your request, and in connection with the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of Beneficial Mutual Bancorp, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Beneficial Mutual Bancorp and FMS Financial dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement on Form S-1 filed by Beneficial Mutual Bancorp and the proxy statement/prospectus contained therein, each as amended or supplemented through the

Board of Directors
Beneficial Mutual Bancorp, Inc.
May 14, 2007

date hereof. Unless otherwise specified, terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

          We have also assumed that the Merger will be reported by Beneficial Mutual Bancorp and FMS Financial on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

          Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	Beneficial Mutual Bancorp and FMS Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

3.

No gain or loss will be recognized by FMS Financial, or by the stockholders of FMS Financial who exchange all of their FMS Financial common stock solely for Beneficial Mutual Bancorp common stock, except with respect to cash received in lieu of a fractional share interest in Beneficial Mutual Bancorp common stock;

4.

The aggregate adjusted tax basis of the Beneficial Mutual Bancorp common stock received by stockholders of FMS Financial who exchange all of their FMS Financial common stock solely for Beneficial Mutual Bancorp common stock in the Merger will be the same as the aggregate adjusted tax basis of the FMS Financial common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

5.

The holding period of Beneficial Mutual Bancorp common stock received by each stockholder in the Merger will include the holding period of FMS Financial common stock exchanged therefor, provided that such stockholder held such FMS Financial common stock as a capital asset on the effective date of the Merger;

6.

A FMS Financial stockholder who receives a combination of Beneficial Mutual Bancorp common stock and cash (excluding any cash received in lieu of a fractional share of Beneficial Mutual Bancorp common stock) in exchange for FMS Financial common stock pursuant to the Merger will recognize gain, but not loss, equal to the lesser of the amount of the cash received or the amount of gain recognized in the merger, and the amount of gain recognized will equal the amount by which the cash plus the fair market value of the Beneficial Mutual Bancorp common stock received at the time of the merger exceeds the stockholder’s tax basis in the FMS Financial common stock surrendered in the merger; any recognized gain (excluding any cash received in lieu of a fractional

Board of Directors
Beneficial Mutual Bancorp, Inc.
May 14, 2007

share of Beneficial Mutual Bancorp common stock), will be taxed as a capital gain, unless the receipt of the cash has the effect of the distribution of a dividend under Section 356 of the Code, and any loss on the exchange will not be recognized;

7.

Cash received by a FMS Financial stockholder who has received only cash in exchange for FMS Financial common stock will be treated as a distribution in redemption of the FMS Financial common stock held by that stockholder, subject to the provisions and limitations of Section 302 of the Code; and

8.

A stockholder of FMS Financial who receives cash in lieu of a fractional share of Beneficial Mutual Bancorp common stock will be treated as if a fractional share of Beneficial Mutual Bancorp common stock was distributed in exchange for such stockholder’s interest in FMS Financial and immediately redeemed, with the stockholder having received a cash distribution in full payment of the stock so redeemed as provided in Section 302 of the Code.

          This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to FMS Financial stockholders subject to special treatment under United States federal income tax law, such as: (i) FMS Financial stockholders, if any, who hold FMS Financial common stock other than as a capital asset; (ii) banks or trusts; (iii) tax-exempt organizations; (iv) insurance companies; (v) regulated investment companies or mutual funds; (vi) dealers in securities of foreign currency; (vii) traders in securities who elect to apply a mark-to-market method of accounting; (viii) pass-through entities and investors in such entities; (ix) foreign persons; (x) stockholders who hold FMS Financial common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and (xi) stockholders of FMS Financial common stock who acquired their shares of FMS Financial common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

           This opinion addresses all of the material federal income tax consequences associated with the merger.

Very truly yours,

MULDOON MURPHY & AGUGGIA LLP

/s/ MULDOON MURPHY & AGUGGIA LLP